THOMPSON HINE

ATLANTA CINCINNATI COLUMBUS NEW YORK
BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

March 8, 2007

Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentleman:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 87 to the Registration Statement, File Nos. 333-100654 and 811-21237 (the "Registration Statement"), of Unified Series Trust (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the Appleseed Fund, the Archer Balanced Fund, the Becker Small Cap Equity Fund, the Becker Value Equity Fund, the Chinook Emerging Growth Fund, the Crawford Dividend Growth Fund, the Dean International Fund, the Dean Large Cap Value Fund, the Dean Small Cap Value Fund, the Dreman Contrarian Large-Cap Value Fund, the Dreman Contrarian Mid-Cap Value Fund, the Dreman Contrarian Small-Cap Value Fund, the Dreman Quantitative Large Cap Value Fund, the Dreman Quantitative Mid Cap Value Fund, the Dreman Quantitative Small Cap Value Fund, the FCI Bond Fund, the FCI Equity Fund, the Geronimo Option & Income Fund, the Geronimo Multi-Strategy Fund, the Geronimo Sector Opportunity Fund, the GJMB Growth Fund, the GLOBALT Growth Fund, the IMS Capital Value Fund, the IMS Strategic Allocation Value Fund, the IMS Strategic Income Fund, the Iron Market Opportunity Fund, the Iron Market Strategic Income Fund, the Leader Short-Term Bond Fund, the Leeb Focus Fund, the Marathon Value Portfolio, the Marco Targeted Return Fund, NS Small Cap Growth Fund, the Polynous Growth Fund, the QCM Absolute Return Fund, the Roosevelt Anti-Terror Fund, the Sound Mind Investing Fund, the Sound Mind Investing Managed Volatility Fund, the StoneRidge Small Cap Growth Fund, the Symons Alpha Growth Institutional Fund, the Symons Alpha Value